UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the year ended December 31, 2019

Commission File No. 024-10924

CANNABINOID BIOSCIENCES, INC.

California

(State or other jurisdiction of incorporation or organization)

Cannabinoid Biosciences, Inc.

370 Amapola Ave., Suite 200A

Torrance, CA 90501

310-895-1839

invest@cbdxfund.com

All correspondence:

Patience C Ogbozor

370 Amapola Ave., Suite 200A

Torrance, California 90501

(323) 868-6762

EMAIL FOR CORRESPONDENCE: franklin@cbdxfund.com

Copy to:

Law Office Of Mary Shea

1701 Broadway, #334

Vancouver, WA 98663

541-450-9943

360-326-1821

Common Stock

 (Title of each class of securities issued pursuant to Regulation A)

2834	47-1077576
(Primary Standard Industrial	(IRS Employer
Classification Code Number)	Identification Number)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cannabinoid Biosciences, Inc (the “Company,” “CBDZ,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon our audited financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

	our ability to effectively deploy the proceeds raised in the offering (the “Offering”);

	our ability to attract and retain members to our online platform;

	changes in economic conditions generally, biopharma, CBD and securities markets specifically;

	limited ability to find acquisition or investment opportunities in the biopharma industry;

	intense competition in the CBD market that may limit our ability to find and acquire whole or part interest in CBD businesses/operations;

	increased interest rates and operating costs;

	our failure to obtain necessary outside financing;

2

PART II

Cannabinoid Biosciences, Inc

Item 1. Business

The Company

Cannabinoid Biosciences, Inc. was formed on May 6, 2014 under the name “CANNABINOID BIOSCIENCES, INC” a “C” corporation formed under the laws of the State of California.

Cannabinoid Biosciences, Inc. (hereinafter the “Company”) is a biopharmaceutical company, which intends to engage in the discovery, development, and commercialization of cures and novel therapeutics from proprietary cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform suitable for specific treatments in a broad range of disease areas. Our business plan is primarily, to engage in biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval.  Secondarily, the company also plans to roll-up CBD operations across the United States.  The Company seeks to revolutionize and standardize the pharmaceuticals and non-pharmaceutical CBD products formulations and applications across the CBD market in the United States of America. The company intends to engage in the following areas of the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; and (2) Partnerships with local farmers to grow 2018 “Farm Bill” compliant hemp biomass.

In 2018, the Company commenced an effort to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investors, to implement its business plan that comprises of: (1) biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval;  and (2) acquire and manage partial or whole ownership interest in certain (a) businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; and (b) Partnerships with local farmers to grow 2018 “Farm Bill” compliant hemp biomass. The fund-raising activity is done through the Company’s online platform www.cbdxfund.com.

We operate under the direction of Ms. Patience C Ogbozor, who is our President and Chief Executive Officer.  Assisted by our Board Chair and our CFO, Ms. Ogbozor is responsible for the overall implementation of our business plan, and she also oversees our senior officers and managers who supervise the day to day operations of our company as well as acquired businesses and operations.

Investment Strategy

The Company’s overall strategy is to build or accumulated sufficient biotechnology assets under management; it would try to become vertically integrated biopharmaceutical portfolio manager with operational capacity to turnaround distressed biotech companies, such as those that failed 2nd and 3rd phase of clinical trials.  To discovers, develops, and commercializes medicines in the areas of unmet medical needs in the United States, Europe, and internationally.  Towards that goal, Cannabinoid Biosciences intends to engage in the discovery, development, and commercialization of cures and novel therapeutics from proprietary cannabinoid, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids product platform suitable for specific treatments in a broad range of disease areas.

 Once the investment vehicle have built or accumulated sufficient biotechnology assets under management, it would try to become vertically integrated biopharmaceutical portfolio manager with operational capacity to turnaround distressed biotech companies, such as those that failed 2nd and 3rd phase of clinical trials.  The investment vehicle would build upon a cost-conscious financial model designed to control/reduce cost, streamline operations, manage and improve the fortunes of distressed / failed biopharma businesses on lean budget. The investment vehicle makes concentrated direct investments in distressed biopharma businesses through the public market as well as through the private market channels.

As at December 31, 2019, the Company has many trading positions in the biotechnology companies that includes the following: Entest BioMedical, Inc., Accuray Incorporated, Acer Therapeutics Inc., Achieve Life Sciences, Inc., Acorda Therapeutics, Inc., Adamas Pharmaceuticals, Inc., Adamis Pharmaceuticals Corporation, AgeX Therapeutics, Inc., Akari Therapeutics, Plc, Akerna Corp., Allena Pharmaceuticals, Inc., Allogene Therapeutics, Inc., Amicus Therapeutics, Inc., Amyris, Inc., Anika Therapeutics, Inc., Anixa Biosciences, Inc., Arcturus Therapeutics Holdings Inc., Armata Pharmaceuticals, Inc., Artelo Biosciences, Inc., ASLAN Pharmaceuticals Limited, Assertio Therapeutics, Inc., aTyr Pharma, Inc., Axonics Modulation Technologies, Inc., Aytu BioScience, Inc., Biocept, Inc., BioCryst Pharmaceuticals, Inc., Can-Fite BioPharma Ltd., Capricor Therapeutics, Inc., Celldex Therapeutics, Inc., Cerus Corporation, Checkpoint Therapeutics, Inc., Chimerix, Inc., Correvio Pharma Corp., Curis, Inc., CymaBay Therapeutics, Inc., DBV Technologies S.A., Endologix, Inc., EyePoint Pharmaceuticals, Inc., Novavax, Inc., Radius Health, Inc., and Puma Biotechnology, Inc.

As at the date of this company does not currently, nor does it intend, in the future to, maintain an ownership interest in any marijuana dispensaries or production facilities.

At this time, Cannabinoid Biosciences does not grow, process, own, handle, transport, or sell marijuana, cannabidiol, endocannabinoids, phytocannabinoids, and synthetic cannabinoids as the Company is organized and directed to operate strictly in accordance with all applicable state and federal laws.

In late 2019, the company acquired two CBD marketplaces that it intends to further develop and monetize in the near future.  Although the marketplaces, www.cbdhempextra.com and www.cannabidiolhemp.net are up and running, lots of development work are still needed before we could monetize the sites.

Furthermore, during the last quarter of 2019, we entered into non0binding Letter of Intent (LOIs) with 5 CBD operations to acquire their businesses. The targets’ potential revenue and net income as follows:

(1) Target-1 = CBD Marketplace; Revenue = $241,211; Net Profit = $206,167; and FFE/REAL ESTATE = $0;

(2) Target-2 = Hemp Farm and CBD manufacturer with Real Estate:  Revenue = $27,493,000; Net Profit = $7,972,970; and FFE/REAL ESTATE = $15,300,000

(3) Target-3 = Hemp farm and CBD manufacturing plant:  Revenue = $1,500,000; Net Profit = $850,000; and FFE/REAL ESTATE = $2,200,000;

(4) Target-4 = Hemp grower and unique CDB technology: Revenue = $1,450,000; Net Profit = $420,500; and FFE/REAL ESTATE = $1,300,000.

Subsequently, as we were pulling together financing for the acquisition, COVID-19 exploded and crippled most business transactions across the world. As a result of the disruptions occasioned by COVID-19, the operations of our major financier coming from New York and London came under the lockdown.  We have informed the sellers about this situation and advised that they move on to other potential acquirers as we are completely uncertain about the where things would be after the end of COVID-19 pandemic.  There is no guarantee that these businesses would still be available to us or at the initially contemplated price.

The Company looks to serve its investors by working to maximize their income while at the same time controlling expenses. The funds required for organizing the Company and this Offering have been provided by the Manager of the Company.

This business plan is based on two vital components:

1.

Making concentrated direct investments in distressed biopharma businesses through the public market as well as through the private market channels. This requires an in-depth knowledge of the market and how to keep gaining a greater share of that market; and

2.	Building upon a cost-conscious financial model designed to control/reduce cost, streamline operations, manage and improve the fortunes of distressed / failed biopharma businesses on lean budget.

Objectives

The Company has definite objectives to fulfill its strategy. These include:



Employing qualified individuals who are interested in achieving financial success by taking advantage of market divergence and irrational treatment meted on biopharma business who that failed in Phase 2 or Phase 3 clinical trails; and

	Making timely acquisitions and taking profits from the risk arbitrage from acquiring those businesses.

The Company will look to become a biopharmaceutical portfolio manager with operational capacity to turnaround distressed biotech companies, such as those that failed 2nd and 3rd phase of clinical trials. We intend to acquire these businesses at or below their book-value or at steeper discount, thereby giving the Company an instant competitive advantage before it even begin to implement its turnaround expertise. A potential investor should note that the above criteria is subject to change according to market conditions and there is no guarantee of generating any positive result from the above articulated business plan.

Mission Statement

Our vision is to revolutionize and standardize the pharmaceuticals and non-pharmaceutical CBD products formulations and applications across the CBD market while developing robust capitalization to finance a more professional ecosystem within the CBD, Hemp and CBD/Hemp industry, creating a better work environment for our clients, as well as creating improved patient experiences, and a clear choice for investors in the sector.

Our goal is to bring standardization to the CBD industry, the same way that John D Rockefeller’s Standard Oil brought standardization to crude refining in the United States in the nineteenth century.  Our process standardization would entail steps that include (a) ethanol extraction system, (b) winterization to remove fats; (c) multiple rounds of rotary evaporation are used to remove plant material and other unnecessary components; (d) extract decarboxylation to transform into a crystalline structure with a proprietary post-processing technique; and (e) get the extract tested by third-party laboratories, package it, and get it ready for shipment.

Keys to Success

Management Experience

Our experienced management team has a combined thirty-two years of successful experience in the legal Cannabis industry in California. Cannabinoid Biosciences is launching its array of investments and services to CBD/Hemp industry across the United States.

Early mover advantage

The CBD market in the US is very fragmented, lack established process control and protocols, and is without formulations standardization.  CBDZ is stepping into this space to standardize and reorganize this market, establish process control (benchmarks and protocols), and create formulation standards for the industry.  Since the company would be one of the early vertically integrated biopharma CBD operations in the United States, the Company would have an early mover advantage in the industry.

Special Purpose Entities

When the Company does acquire businesses and operating assets, it intends to hold title to the properties through separate LLCs or through special purpose entities (“SPE’s”) holding several similar asset types. Each separate LLC or SPE will be a 100% wholly-owned subsidiary of the Company. If a joint venture is undertaken, the Company will record a first position deed instead of holding actual title.



Each business/operation acquired is its own entity and is structured as its own business structure while Cannabinoid Biosciences, Inc. serves as the parent Company that bundles all the ownership interests into a single corporation.

	Each business/operation is managed by Cannabinoid Biosciences, Inc. or its authorized agents.

Leverage

Leverage represents an important vehicle for maximizing returns; however, the Company will evaluate the appropriate amount of debt based on market conditions, feasibility of the project, and determined risk. The Company may borrow up to 150% of the value of the underlying assets of the Company. We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly or privately placed debt instruments or financing from institutional investors or other lenders. The indebtedness may be secured or unsecured. Security may be in the form of mortgages or other interests in our properties; equity interests in entities which own our properties or investments; cash or cash equivalents; securities; letters of credit; guarantees or a security interest in one or more of our other assets.

The Company may use borrowing proceeds to finance acquisitions of new businesses or operations, make other investments, trade in stocks, futures, options and forex, make payments to the officers and management, pay for capital improvements, repairs, refinance existing indebtedness, pay distributions or provide working capital. The form of our indebtedness may be long-term or short-term debt or in the form of a revolving credit facility.

Financing Strategy

Once the proceeds of this Offering have been fully invested, the Company expects our debt financing will be in the range of approximately 45% to 95% of the aggregate value of targeted business, operation, investments and other assets. Financing for acquisitions and investments may be obtained at the time an asset is acquired or an investment is made or at such later time as the management determines to be appropriate.

Our proprietary trading account utilizes Regulation T margin in its trading accounts.  We plan to upgrade to “Portfolio Margin” because of the flexibilities accorded to that by the broker-dealers.

In addition, debt financing may be used from time to time for property improvements, lease inducements and other working capital needs, including the payment of distributions. Additionally, the amount of debt placed on an individual business operation or related to a particular investment, including our pro rata share of the amount of debt incurred by an individual entity in which the Company invests, may be less than 75% or more than 95% of the value of such property/investment or the value of the assets owned by such entity, depending on market conditions and other factors.

The Company intends to limit borrowing to 150% of the value of Company assets.

Notwithstanding the above, depending on market conditions and other factors, management may choose not to place debt on our portfolio or assets and may choose not to borrow to finance operations or to acquire businesses. The Company financing strategy and policies do not eliminate or reduce the risks inherent in using leverage to purchase businesses.

Geographic Scope

The Company will not limit itself geographically, however it intends to invest primarily in metropolitan areas in urban neighborhoods within the United States. The Company will search arbitrage opportunities that it may purchase at a discount. The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s Senior Management.

Competition

We will face competition from other owners, investors and researchers that are looking to acquire similar operations and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many businesses that are able to close without financing and pay the full purchase price of a business in cash may be able to close on more business or will be able to negotiate better purchasing terms.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally.  These risks are outlined under the heading “Risk Factors” contained in our offering circular here, which may be updated from time to time by our future filings under Regulation A.  In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance.   These risks could result in a decrease in the value of our units.

Going Concern

Our financial statements appearing elsewhere in this filing have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated little and insignificant revenues or profits since inception, and has sustained a net loss of $162,390 for the period from May 6, 2014 (inception) to December 31, 2019. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and its ability to obtain additional capital financing from investors. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

We have no operating history on which to judge our business prospects and management.

The Company was incorporated on May 6, 2014 and has not conducted any major operations since then. The Company was incorporated pursuant to the simultaneous filing of the Company’s certificate of incorporation, as filed and stamped by the California Secretary of State on May 6, 2014.  Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as the contemplated Regulation A+ offering, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

We are subject to all of the risks of a development stage Company.

We should be considered a “Development Stage Company,” and our operations will be subject to all the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, because there is no history of operations there is also no operating history from which to evaluate our executive management’s ability to manage our business and operations and achieve our goals or the likely performance of the Company. Prospective investors should also consider the fact that our management team has not previously developed or managed similar companies. No assurances can be given that we will be able to achieve or sustain profitability.

Our continuing as a going concern depends upon financing.

If we are not able to raise additional capital, we will be unable to operate our business or continue as a going concern. In additional, if we do not raise sufficient capital and we continue to experience pre-operating losses, there will most likely be substantial doubt as to our ability to continue as a going concern. Because we have generated no revenue, all expenditures during our development stage have been recorded as pre-operating losses. Revenue operations have not commenced because we have not raised the necessary capital to acquire the facilities needed for our biopharmaceutical research and development operations.

We rely on our management team, which has limited experience working together.

We depend on a small number of executive officers and other members of management to work effectively as a team, to execute our business strategy and business plan, and to manage employees and consultants. Our success will be dependent on the personal efforts of our Chief Executive Officer (and controlling shareholder), Ms. Ogbozor, our Chairman, Dr. Mbagwu, our General Counsel, Mr. Uzoh, our CFO Mr. Igwealor and other key personnel.  Any of our officers or employees can terminate his or her employment relationship at any time, and the loss of the services of such individuals could have a material adverse effect on our business and prospects. Moreover, after the termination of this Offering, our CEO and controlling shareholder, Ms. Ogbozor, may elect to remove or replace certain members of our Board of Directors under certain circumstances pursuant to our Bylaws. The ability to control a shareholder vote and remove one or more of our directors, also, indirectly enables our controlling shareholder to terminate and/or replace our executive officers. As a result, Ms. Ogbozor holds significant power to control or effectuate significant changes to the composition of our Board of Directors and our management team. Our management team has worked together for only a very short period of time, and may not work well together as a management team.

Our ability to succeed depends on our ability to grow our business and achieve profitability.

We may not be successful in executing our development and/or growth strategy, and even if we are successful in the development and commercialization of services and achieve targeted growth, we may not be able to achieve or sustain profitability. Failure to successfully execute any material part of our development strategy or growth strategy would significantly impair our future growth and our ability to attract and sustain investments in our business.

Raising additional capital by issuing additional securities may cause dilution to our current and future shareholders.

We will need to, or desire to, raise substantial additional capital in the future. Our future capital requirements will depend on many factors, including, among others:

•	Our degree of success in selling our financial products and related services;
•	The costs of establishing or acquiring sales, and marketing for our services;
•	The extent to which we acquire or invest in businesses, products, or technologies, and other strategic relationships; and
•	The costs of financing unanticipated working capital requirements and responding to competitive pressures.

If we raise additional funds by issuing equity or convertible debt securities, we will reduce the percentage of ownership of the then-existing shareholders, and the holders of those newly-issued equity or convertible debt securities may have rights, preferences, or privileges senior to those possessed by our then-existing shareholders. Additionally, future sales of a substantial number of shares of our Common Stock, or other equity-related securities in the public market could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities. We cannot predict the effect that future sales of our Common Stock, or other equity-related securities would have on the market price of our Common Stock at any given time.

Unanticipated obstacles to execution of our business plan.

Our business plan may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Our Board of Directors believes that the chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Our Board of Directors reserve the right to make significant modifications to our stated strategies depending on future events.

Risks of operations.

Our future operating results may be volatile, difficult to predict and may fluctuate significantly in the future due to a variety of factors, many of which may be outside of our control. Due to the nature of our target market, we may be unable to accurately forecast our future revenues and operating results. Furthermore, our failure to generate revenues would prevent us from achieving and maintaining profitability. There are no assurances that we can generate significant revenue or achieve profitability. We anticipate having a sizeable amount of fixed expenses, and we expect to incur losses due to the execution of our business strategy, continued development efforts and related expenses. As a result, we will need to generate significant revenues while containing costs and operating expenses if we are to achieve profitability. We cannot be certain that we will ever achieve sufficient revenue levels to achieve profitability.

Limitation on remedies; indemnification.

Our Certificate of Incorporation, as amended from time to time, provides that officers, directors, employees and other agents and their affiliates shall only be liable to the Company and its shareholders for losses, judgments, liabilities and expenses that result from the fraud or other breach of fiduciary obligations. Additionally, we intend to enter into corporate indemnification agreements with each of our officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by the Company. Our governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Company, including liabilities under applicable securities laws.

No dividends or return of profits.

We have limited operations and no significant operating activities are expected to be made until after significant proceeds from this Offering have been obtained.  $2 million is significant enough to enable us to undertake significant operating activities.  Accordingly, we have not had any profits from our limited operations to date. We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to finance the expansion of our operations. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Force Majeure.

Our business is uniquely susceptible to unforeseen delays or failures that are caused by forces of nature and related circumstances. These factors are outside and beyond our control. The delay or failure to commence the deployment of our financial products and services may be due to any act of God, fire, war, terrorism, flood, pandemics (such as COVID-19), strike, labor dispute, disaster, transportation or laboratory difficulties or any similar or dissimilar event beyond our control. We will not be held liable to any shareholder in the event of any such failure.

We may incur substantial operating and net losses due to substantial expenditures.

We intend to expend money on our operating expenses and capital expenditures in order to commence the deployment of our financial products and services and expand our market presence. We may incur substantial operating and net losses in the foreseeable future. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.

We may not be able to carry out our proposed plan of operations.

Our proposed plan of operation and prospects will depend largely upon our ability to successfully establish a noticeable presence in the legal-cannabis industry on a timely fashion, retain and continue to hire skilled management, technical, marketing and other personnel; and attract and retain significant numbers of quality business partners. We have limited experience in the deployment of our financial products and services and there is limited information available concerning the potential performance or market acceptance of our financial products and there can be no assurance that we will be able to successfully implement our business plan or develop or maintain future business relationships, or that unanticipated expenses, problems or technical difficulties which would result in material delays in implementation will not occur.

We may not be able to manage our growth effectively.

Our growth is expected to place, a significant strain on our managerial, operational and financial resources. As the number of our clients, partners and other business partners grows, we must increasingly manage multiple relationships with various customers, strategic partners and other third parties. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully offer our services and implement our business plan. Our future operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our business and the legal-cannabis industry. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

 Risks Relating to Biopharmaceutical Industry

We are a specialty pharmaceutical company with a limited operating history, and it is difficult for potential investors to evaluate our business.

We are a specialty pharmaceutical company founded in May 2014 and have not commenced revenue-producing operations. To date, our operations have consisted of the preliminary formulation, testing and development of our initial product candidates. Our limited operating history makes it difficult for potential investors to evaluate our initial product candidates or our prospective operations. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Further, biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours.  Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we may be unable to:

●	successfully implement or execute our current business plan, or develop a business plan that is sound;

●	successfully complete clinical trials and obtain regulatory approval for the marketing of our product candidates;

●	successfully contract for the manufacture of our clinical drug products and establish a commercial drug supply;

●	secure market exclusivity or adequate intellectual property protection for our product candidates;

●	attract and retain an experienced management and advisory team; or

●	raise sufficient funds in the capital markets to effectuate our business plan, including clinical development, regulatory approval and commercialization for our product candidates.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We depend entirely on the success of our product candidates, which have not yet demonstrated efficacy for their target or any other indications. If we are unable to generate revenues from our product candidates, our ability to create stockholder value will be limited.

We have not submitted any product candidate to FDA for approval.  Our product candidates have not yet entered the early stages of development and as of the date of this prospectus we do not generate revenues from any FDA approved drug products. We are required to submit our product candidates for clinical trials. We must submit our clinical trial protocols to FDA and receive approvals from the FDA and international regulatory authorities before we commence any clinical trials. We may not be successful in obtaining acceptance from the FDA or comparable foreign regulatory authorities to start our clinical trials. If we do not obtain such acceptance, the time in which we expect to commence clinical programs for any product candidate will be extended and such extension will increase our expenses and increase our need for additional capital. Moreover, there is no guarantee that our clinical trials, when we submit one, will be successful or that we will continue clinical development in support of an approval from the FDA or comparable foreign regulatory authorities for any indication. We note that most product candidates never reach the clinical development stage and even those that do commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of our product candidates, which may never occur.

If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidate and our ability to generate revenue will be limited.

Once we commence operations, we must successfully complete clinical trials for our product candidates before we can apply for marketing approval. Even if we complete our clinical trials, it does not assure marketing approval. Our clinical trials may be unsuccessful, which would materially harm our business. Even if our initial clinical trials are successful, we would be required to conduct additional clinical trials to establish our product candidates’ safety and efficacy, before an NDA or Biologics License Application, or BLA, or their foreign equivalents can be filed with the FDA or comparable foreign regulatory authorities for marketing approval of our product candidates.

Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We would not be permitted to market our product candidates as prescription pharmaceutical products in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. As of the date of this prospectus, no NDA has been submitted to the FDA for any product candidate, and there can be no assurance that we would be able to submit an NDA in the future or that the NDA would be approved by the FDA. If our development efforts for our product candidates, including regulatory approval, are not successful for their planned indications, or if adequate demand for our product candidates is not generated, our business will be materially adversely affected.

Our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the results of toxicology studies may not support the filing of an IND for our product candidates;

●	the FDA or comparable foreign regulatory authorities or Institutional Review Boards, or IRB, may disagree with the design or implementation of our clinical trials;

●	we may not be able to provide acceptable evidence of our product candidates’ safety and efficacy;

●

the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, European Medicines Agency, or EMA, or other regulatory agencies for marketing approval;

●	the dosing of our product candidates in a particular clinical trial may not be at an optimal level;

●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our product candidates;

●	the data collected from clinical trials may not be sufficient to support the submission of an NDA, BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

●

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for our product candidates for the foregoing, or any other reasons, will prevent us from commercializing our product candidates, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials we intend to conduct in the future or that such trials will be successful. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors and potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical. In addition, mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors, potentially reducing or eliminating our commercial opportunity. Furthermore, such potential competitors may enter the market before us, and their products may be designed to circumvent our granted patents and pending patent applications. They may also challenge, narrow or invalidate our granted patents or our patent applications, and such patents and patent applications may fail to provide adequate protection for our product candidates. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Current and future legislation may increase the difficulty and cost for us to file NDA with the FDA and to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for our product candidates and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The policies of the FDA or similar regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in December 2016, the 21st Century Cures Act, was signed into law. The 21st Century Cures Act, among other things, is intended to modernize the regulation of drugs and biologics and spur innovation, but it has not yet been fully implemented and its ultimate implementation is unclear. Furthermore, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

The Company’s forecasts are highly speculative in nature and it cannot predict results with a high degree of accuracy.

Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise. There can be no assurance that potential revenues or expenses the Company projects will, in fact, be received or incurred.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

Our strategic investments, if any are pursued by the Company, may result in losses.

We may elect periodically to make strategic investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies would require us to record losses related to our investment. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

A sale of a substantial number of shares of the Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, substantial amounts of our Common Stock in the public market, including shares issued in connection with the exercise of outstanding options or warrants, the market price of our Common Stock could fall. Sales of a substantial number of shares of our Common Stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business. The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the Common Stock of pharmaceutical companies. These broad market fluctuations may cause the market price of our Common Stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;
•	any intellectual property infringement lawsuit in which we may become involved;
•	regulatory developments affecting our App and related services; and
•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in your best interests or those of our other stockholders.

As of the date of this Offering Circular, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, substantially all of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert significant influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

Our ability to use our net operating loss carry forwards may be subject to limitation.

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for us.

Our bylaws provide for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of our officers and/or directors.

Our Bylaws and applicable California law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us, which we will be unable to recover. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Our Common Stock may be traded on a closed trading system with limited volume and liquidity.

Our Common Stock may not be freely quoted for trading on any stock exchange or through any other traditional trading platform. Our Common Stock may be issued, available for purchase and may be traded exclusively on a specific trading system that is registered with the SEC as an alternative trading system (an “ATS”). We do not currently have any plans to trade our Common Stock on a specific ATS. Any disruption to the operations of an ATS or a broker-dealer's customer interface with an ATS would materially disrupt trading in, or potentially result in a complete halt in the trading of, our Common Stock. Because our Common Stock may be traded exclusively on a closed trading system, it is a possibility that there will be a limited number of holders of our Common Stock. In addition, an ATS is likely to experience limited trading volume with a relatively small number of securities trading on the ATS platform as compared to securities trading on traditional securities exchanges or trading platforms. As a result, this novel trading system may have limited liquidity, resulting in a lower or higher price or greater volatility than would be the case with greater liquidity. You may not be able to resell your Common Stock s on a timely basis or at all.

The number of securities traded on an ATS may be very small, making the market price more easily manipulated.

While we understand that many ATS platforms have adopted policies and procedures such that security holders are not free to manipulate the trading price of securities contrary to applicable law, and while the risk of market manipulation exists in connection with the trading of any securities, the risk may be greater for our Common Stock because the ATS we choose may be a closed system that does not have the same breadth of market and liquidity as the national market system. There can be no assurance that the efforts by an ATS to prevent such behavior will be sufficient to prevent such market manipulation.

An ATS is not a stock exchange and has limited quoting requirements for issuers or for the securities traded.

Unlike the more expansive listing requirements, policies and procedures of the Nasdaq Global Market and other trading platforms, there are no minimum price requirements and limited listing requirements for securities to be traded on an ATS. As a result, trades of our Common Stock on an ATS may not be at prices that represent the national best bid or offer prices of securities that could be considered similar securities.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act and related rules implemented or to be implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect the rules and regulations associated with being a public company to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept constraints on policy limits and coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The preparation of our financial statements involves the use of estimates, judgments and assumptions, and our financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Risks Related to Discovery, Development, Regulatory Approval and Commercialization of Cures and Novel Therapeutics From Proprietary Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product

Clinical trials for our product candidates are expensive, time-consuming, uncertain and susceptible to change, delay or termination. The results of clinical trials are open to differing interpretations

Once we reach the stage to start our research, development, Commercialization of Cures and Novel Therapeutics From Proprietary Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product, we would be involved in clinical trials.  Clinical trials are expensive, time consuming and difficult to design and implement. Regulatory agencies may analyze or interpret the results differently than us. Even if the results of our clinical trials are favorable, the clinical trials for a number of our product candidates are expected to continue for several years and may take significantly longer to complete. In addition, we, the FDA or other regulatory authorities, including state and local authorities, or an Institutional Review Board, may suspend, delay or terminate our clinical trials at any time, require us to conduct additional clinical trials, require a particular clinical trial to continue for a longer duration than originally planned, require a change to our development plans such that we conduct clinical trials for a product candidate in a different order  or the DEA could suspend or terminate the registrations and quota allotments we require in order to procure and handle controlled substances, for various reasons, including:

•         delays in obtaining regulatory authorization to commence a trial, including “clinical holds” or delays requiring suspension or termination of a trial by a regulatory agency, such as the FDA, before or after a trial is commenced;

•         DEA-related recordkeeping, reporting or security violations at a clinical site, leading the DEA or state authorities to suspend or revoke the site’s controlled substance license and causing a delay or termination of planned or ongoing trials;

•         changes in applicable regulatory policies and regulation, including changes to requirements imposed on the extent, nature or timing of studies;

•         delay or failure to supply product for use in clinical trials which conforms to regulatory specification;

•         failure of our contract research organizations, or CROs, or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner;

•         failure by our employees, our CROs or their employees to comply with all applicable FDA or other regulatory requirements relating to the conduct of clinical trials or the handling, storage, security and recordkeeping for controlled substances;

•         regulatory concerns with cannabinoid products generally and the potential for abuse;

•         insufficient data to support regulatory approval;

•         inability or unwillingness of medical investigators to follow our clinical protocols; or

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Any failure by us to comply with existing regulations could harm our reputation and operating results

We would be subject to extensive regulation by U.S. federal and state governments in each of the markets where we intend or plan to sell products, as applicable.

We must also adhere to all regulatory requirements including FDA’s GLP, GCP, and cGMP requirements, pharmacovigilance requirements, advertising and promotion restrictions, reporting and recordkeeping requirements. If we or our suppliers fail to comply with applicable regulations, including FDA pre-or post-approval cGMP requirements, then the FDA could sanction us. Even if any of our product candidates is FDA-approved, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing trials.  Cannabis-based products or drug candidates that may be approved in the U.S. in the future, will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, distribution, import, export, advertising, promotion, sampling, recordkeeping and submission of safety and other post-market information, including both federal and state requirements in the U.S. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to GMP.  If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•         issue warning letters;

•         impose civil or criminal penalties; • suspend regulatory approval; • suspend any of our ongoing clinical trials;

•         refuse to approve pending applications or supplements to approved applications submitted by us;

•         impose restrictions on our operations, including by requiring us to enter into a Corporate Integrity Agreement or closing our contract manufacturers’ facilities, if any; or

•         seize or detain products or require a product recall.

In addition, Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids products are regulated by the DEA, under the Controlled Substances Act. DEA scheduling is a separate process that can delay when a drug may become available to patients beyond an NDA approval date, and the timing and outcome of such DEA process is uncertain. See also “Risks Related to Controlled Substances”. In addition, any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids Product and product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our business and our operating results may be adversely affected.

Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. We expend significant resources on compliance efforts and such expenses are unpredictable and might adversely affect our results. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment might result in increased management and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We are subject to federal, state laws and regulations and implementation of or changes to such laws and regulations could adversely affect our business and results of operations.

In the U.S., the DEA regulates the cultivation, possession and supply of cannabis for medical research and commercial development, including the requirement of annual registrations to manufacture or distribute pharmaceutical products derived from cannabis extracts. See also “Risks Related to Controlled Substances”.

Risks Related to Controlled Substances

Controlled substance legislation may restrict or limit our ability to sell our product candidates.

Most countries are parties to the Single Convention on Narcotic Drugs 1961, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to our obtaining regulatory approval for Cannabinoid based products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit Cannabinoid products to be marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market Cannabinoid product candidates in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

Cannabinoid-based product candidates that we intend to develop will be subject to U.S. controlled substance laws and regulations and failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, may adversely affect the results of our business operations, both during clinical development and post approval, and our financial condition.

Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids product candidates that we intend to develop would contain controlled substances as defined in the federal Controlled Substances Act of 1970, or CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, no currently “accepted medical use” in the U.S., lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the U.S. Pharmaceutical products approved for use in the U.S. which contain a controlled substance are listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription.

While cannabis is a Schedule I controlled substance, products approved for medical use in the U.S. that contain cannabis or cannabis extracts should be placed in Schedules II-V, since approval by the FDA satisfies the “accepted medical use” requirement. If and when any of our product candidates receive FDA approval, the DEA will make a scheduling determination. The manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use of Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids will be subject to specific and potentially significant levels of regulation by the DEA.

DEA registration and inspection of facilities. Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. All these facilities must renew their registrations annually, except dispensing facilities, which must renew every three years. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Obtaining and maintaining the necessary registrations may result in delay of the importation, manufacturing or distribution of Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids products. Furthermore, failure to maintain compliance with the CSA, particularly non-compliance resulting in loss or diversion, can result in regulatory action that could have a material adverse effect on our business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

State-controlled substances laws. Individual states have also established controlled substance laws and regulations. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule Cannabinoid, Cannabidiol, Endocannabinoids, Phytocannabinoids, and Synthetic Cannabinoids product candidates as well. We or our partners must also obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Clinical trials. Because when we start our R&D, our products would be controlled substances in the U.S., to conduct clinical trials in the U.S., each of our research sites must submit a research protocol to the DEA and obtain and maintain a DEA researcher registration that will allow those sites to handle and dispense our products and to obtain product from our importer. If the DEA delays or denies the grant of a research registration to one or more research sites, the clinical trial could be significantly delayed, and we could lose clinical trial sites. The importer for the clinical trials must also obtain an importer registration and an import permit for each import.

Importation.  If one of our product candidates is approved and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains an importer registration and files an application for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect product availability and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted. It is always possible that adverse comments may delay the grant of an importer registration.

If one of our product candidates is approved and classified as a Schedule II controlled substance, federal law may impose additional restrictions on importation for commercial purposes.

Manufacture in the U.S. If, because of a Schedule II classification or voluntarily, we were to conduct manufacturing or repackaging/relabeling in the U.S., our contract manufacturers would be subject to the DEA’s annual manufacturing and procurement quota requirements. Additionally, regardless of the scheduling of cannabinoid, cannabis and the BDSs comprising the active ingredient in the final dosage form are currently Schedule I controlled substances and would be subject to such quotas as these substances could remain listed on Schedule I. The annual quota allocated to us or our contract manufacturers for the active ingredients in our products may not be sufficient to complete clinical trials or meet commercial demand. Consequently, any delay or refusal by the DEA in establishing our, or our contract manufacturers’, procurement and/or production quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

Distribution in the U.S. If any of our product candidates is scheduled as Schedule II or III, we would also need to identify wholesale distributors with the appropriate DEA and state registrations and authority to distribute the product to pharmacies and other health care providers. We would need to identify distributors to distribute the product to pharmacies; these distributors would need to obtain Schedule II or III distribution registrations. The failure to obtain, or delay in obtaining, or the loss any of those registrations could result in increased costs to us. If any of our product candidates is a Schedule II drug, pharmacies would have to maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This may discourage some pharmacies from carrying either or both of these products. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

New Laws and Regulations.

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

Item 2.  Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Overview

Cannabinoid Biosciences, Inc., a California corporation (the “Company,” “Cannabinoid Biosciences,” “we,” “us” and “our”), is a start-up company that intends to engage in the development of financial products and services for the legal-cannabis businesses in California (the “Services” or the “Products”). The Company has elected its fiscal year end to be December 31st.

The Company is offering up to $50,000,000 of shares of our Common Stock at a price of $1.00 per share.

Results of Operations

As part of its securities offering under Regulation A, the Company has raised funds from over 171 investors as of December 31, 2019 by issuing over 26,295 shares for $10 per share.

Accordingly, the Company has raised $262,949 in this issuance during 2019.  The Company has $7,600 of funds receivable from the escrow vendor as funds that have been subscribed to, but not yet received by the Company.  Additionally, the Company has incurred a total of $69,962.85 in costs associated with the fund raising.  These costs, 100 percent of which have been paid to independent third parties, relate to administrative costs to process the funds raised in the offering, legal costs and other costs concerning the issuance of capital.  These costs are expensed as they are incurred.

In October 2019, the Company acquired controlling stake in KID Castle Education Corporation for $55,000.  This acquisition was in pursuit of our goal of getting listed or up-listed on the Nasdaq within the next 12 months, we acquired voting control of Kid Castle (OTCPINK: KDCE) on October 21, 2019.  On December 29, 2019, the Company’s board resolved and approve to spin out the shares of Kid Castle to the Company’s shareholders immediately.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our Offering to conduct our operations.  We will obtain the capital required to invest in our business plan and investments from the proceeds of our Offering and from secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.

Cash Assets

As of December 31, 2019, the Company had $10,878.31 in cash on hand. This capital will be used for the operating expenses. As of December 31, 2018, the Company had $1,392.89 in cash or any other assets as we had not commenced operations.

Receivables

As of December 31, 2019, the Company had $7,600 in cash in escrow from subscription.

If we are unable to raise more funds than what we currently have, we will make fewer investments than originally planned resulting in less diversification in terms of the number and size and geographic location of the investments we make.  Also, the value of an investment in us will fluctuate with the performance of the specific assets in which we invest.  Our inability to raise further funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and may limit our ability to make distributions.

As of December 31, 2019, other than $800 in other accrued liabilities and $41,558.93 to a related party, the Company had no debt. Compared to December 31, 2018, the Company had 5,701 in total debt.

We intend on identifying arbitrage and acquisition opportunities for future acquisitions with our Offering proceeds, there is no guarantee that we will acquire any such investments.  Acquisitions will depend highly on our funding, the availability of those funds, the availability of funding to fund the initial equity portion of the acquisition and our ability to acquire the debt financing and the availability of business or operation that meet our investment criteria. Should we be unable to initially fund and finance the business acquisitions, the Company’s ability to acquire additional businesses would be adversely impacted. The Company currently has no agreements, arrangements or understandings with any person, other than the management team, to obtain funds through bank loans, lines of credit or any other sources.

Revenues

As of December 31, 2019, we generated $6,189 in trading  income from our proprietary trading operations.

Total expenses

For the year ended December 31, 2019, we generated $150,133.11 in operating expenses, $69,962.85 of which was related to our fund raising efforts. The remaining amount was related to other general and administrative expenses. This is comparable to our operating expenses of December 31, 2018, of $5,709.89.

Recent Developments

In late 2019, the company acquired two CBD marketplaces that it intend to develop and monetize in the near future.  Although the marketplaces, www.cbdhempextra.com and www.cannabidiolhemp.net are up and running, lots of development work are still needed before we could monetize the sites.

Furthermore, during the last quarter of 2019, we entered into non0binding Letter of Intent (LOIs) with 5 CBD operations to acquire their businesses. The targets’ potential revenue and net income as follows:

(1) Target-1 = CBD Marketplace; Revenue = $241,211; Net Profit = $206,167; and FFE/REAL ESTATE = $0;

(2) Target-2 = Hemp Farm and CBD manufacturer with Real Estate:  Revenue = $27,493,000; Net Profit = $7,972,970; and FFE/REAL ESTATE = $15,300,000

(3) Target-3 = Hemp farm and CBD manufacturing plant:  Revenue = $1,500,000; Net Profit = $850,000; and FFE/REAL ESTATE = $2,200,000;

(4) Target-4 = Hemp grower and unique CDB technology: Revenue = $1,450,000; Net Profit = $420,500; and FFE/REAL ESTATE = $1,300,000.

Subsequently, as we were pulling together financing for the acquisition, COVID-19 exploded and crippled most business transactions across the world. As a result of the disruptions occasioned by COVID-19, the operations of our major financier coming from New York and London came under the lockdown.  We have informed the sellers about this situation and advised that they move on to other potential acquirers as we are completely uncertain about the where things would be after the end of COVID-19 pandemic.  There is no guarantee that these businesses would still be available to us or at the initially contemplated price.

Item 3. Directors and Officers

The following table shows the names and ages of the officers and directors of the Company and the positions held by each individual:

Name(1)	Age	Title
Patience C Ogbozor	34	President and Chief Executive Officer

Frank I Igwealor, CPA, CMA, JD, MBA	48	Sr. Vice President and Chief Financial Officer

Azuka L Uzoh, Esq.	62	General Counsel, Vice Chairman

Dr. Solomon Mbagwu, MD	70	Chairman Board of Directors

Biographical information regarding the above individuals can be found in our offering circular.

Dr. Solomon KN Mbagwu, Chairman:  Solomon KN Mbagwu, MD, is the Executive Chairman of Cannabinoid Biosciences, Inc.  Dr. Mbagwu joined the Company and was elected chairman of the Company’s board of directors in November 2018.  Dr. Mbagwu is a medical practitioner in Los Angeles, California.  In the last twenty four years, Dr. Mbagwu has owned and operated two medical clinics in South Los Angeles.

Ms. Patience C. Ogbozor, President and CEO: Ms. Ogbozor joined Cannabinoid Biosciences in May 2015 as a Finance Manager and became the President and CEO in November 2018.  Ms. Ogbozor is the Chief Executive Officer, Director and controlling shareholder of the Company. Prior to joining the company, Ms. Ogbozor was with New Haven Pharmacy, Abuja, from 2013 to 2015.

Mr. Azuka L. Uzoh, Esq. Vice Chairman and General Counsel:  Mr. Uzoh was the founding President (may 2014 to November 2018) and CEO of the company and has been a director of the company since May 2014.  Mr. Uzoh became the Vice Chairman and General Counsel of the Company in November 2018.    Mr. Uzoh has been the principal at the Law Offices of Azuka L. Uzoh A Professional Corporation (APC), since 2017.

Frank Igwealor, CPA, CMA, JD, MBA, MSRM is a Vice President and Chief Financial Officer of the Company.  Mr. Igwealor has been with the company since its founding in May 2014 and has served in various capacities until November 2018 when he became the CFO. Mr. Igwealor is a financial manager with broad technical and management experience in accounting, finance, and business advisory.  Mr. Igwealor is a Certified Financial Manager, Certified Management Accountant, and Certified Public Accountant.

Compensation of Executive Officers

Our officers currently receive limited compensation for their services. For the year ended December 31, 2019, our officers received $23,594 in total compensation for the period.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Organization and Offering Costs

See Note 2 to our financial statements in “Item 7. Financial Statements” for a discussion on how we treat organization and offering costs.

Item 4. Security Ownership of Management and Certain Securityholders

The percentages below are based on fully diluted shares of our Common Stock as of December 31, 2019.

	Number of
	shares of
	Common Stock
	Beneficially			Beneficially Owned(4)
	Owned as of	Percentage
	30-Nov-18	Before Offering		After Maximum Offering

Directors and Officers:(1)
Patience C Ogbozor(2)	11,000,000	55.84%	%	16.30%	%
Dr. Solomon Mbagwu, MD(3)	5,200,000	26.4%	%	7.70%	%
Azuka L Uzoh, Esq.(1)	700,000	3.6%	%	1.04%	%

All directors and named executive officers as a group (3 persons)	16,900,000	85.8%	%	25.04%	%

Greater than 5% Beneficial Owners:
Goldstein Franklin, Inc.(2)	10,000,000	50.8%		14.81%	%
Dr. Solomon Mbagwu, MD(3)	5,200,000	26.4%	%	7.70%	%
Poverty Solutions, Inc.(5)	1,000,000	5.1%	%	1.48%	%

(1) Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o Cannabinoid Biosciences, Inc., 370 Amapola Ave., Suite 200A, Torrance, CA 90501

(2) Common Stock beneficially owned by Ms. Patience C Ogbozor are held of record by Goldstein Franklin, Inc., which is an entity that is wholly-owned and controlled by Ms. Patience C Ogbozor, the Company’s President and Chief Executive Officer and Director.  Ms. Ogbozor  controls the majority of voting shares of the Company. Its address is 370 Amapola Ave., Suite 200A, Torrance, CA 90501.

(3) Address is 370 Amapola Ave., Suite 200A, Torrance, CA 90501

(4) Assumes that upon the sale of the Maximum Offering the Company will have 50,000,000 shares of Common Stock issued and outstanding.

(5) Mr. Igwealor is a member of Poverty Solutions’ governing board and represents its interest on Cannabiniod Biosciences’ board

Item 5. Interest of Management and Others in Certain Transactions

See Note 4 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information

Legal Matters

From time to time we may be involved in litigation relating to claims arising out of the operation of our business in the normal course of business. Other than as described below, as of the date of this Registration Statement we are not aware of potential dispute or pending litigation and are not currently involved in a litigation proceeding or governmental actions the outcome of which in management’s opinion would be material to our financial condition or results of operations. An adverse result in these or other matters may have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

On February 20, 2019, Plaintiff maria De Lourdes Perez filed a complaint against defendants City of Carson, Goldstein Franklin, Inc., Frank Igwealor, Healthy Foods Markets, LLC, Optimal Foods, LLC, and Blockchain Capital LLC.  The complaint alleged statutory liability pursuant to government code section 835, gross negligence, and premises liability for a trip-and-fall that occurred on April 11, 2018 at a property owned and controlled by Healthy Foods Markets, LLC. Defendants Goldstein Franklin, Inc., Frank Igwealor, Optimal Foods, LLC, and Blockchain Capital LLC. had answered the complaint and also requested a demurrer on the grounds that (1) Defendants are not a proper party in interest and there was a misjoinder of defendants.  Our attorney has advised that the complaint would not have an adverse impact on Mr. Igwealor or the Company because the scope of liability is restricted to healthy Food Markets, LLC.

As of December 31, 2019, except for the complaint listed above, there was no material proceeding to which any of our directors, officers, affiliates or stockholders is a party adverse to us.

CANNABINOID BIOSCIENCES, INC.

(a California Corporation)

Audited Consolidated Financial Statements

December 31, 2019 and 2018

F-1

D y l a n F l o y d A c c o u n t i n g & C o n s u l t i n g

Independent Auditor's Report

To the Shareholders and the Board of Directors

Cannabinoid Biosciences Inc.

We have audited the accompanying balance sheet of Cannabinoid Biosciences Inc. as of December 31, 2019, and the related statements of income, stockholder’s equity, and cash flows for the year then ended. The December 31, 2018 had not been audited and was included for comparative presentation purpose only. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Cannabinoid Biosciences Inc. as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company had an accumulated deficit of $162,390 from May 6, 2014 (Inception) through December 31, 2019 and incurred a significant operating loss of $143,944. These conditions raise a substantial doubt about its ability to continue as a going concern. These factors as discussed in Note 4 of the financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Albert Garcia, CPA

DylanFloyd Accounting & Consulting

April 28, 2020

Newhall CA

F-2
CANNABINOID BIOSCIENCES, INC.
(A Development Stage Company)
Balance Sheet
For the Year Ended
	December 31,
	2019	2018

ASSETS

Cash and cash equivalents	$ 10,878	$ 1,393
Other current assets	8,620	-
Total Current Assets	$ 19,498	$ 1,393

Fixed Assets	$ 17,550	$ -
Other assets	41,579
Total assets	$ 78,628	$ 1,393

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilites:

Current liabilities	$ 800	$ 1,600

Long-term liabilities	$ 41,559	$ 4,101

Total liabilities	42,359	11,438

Stockholders' deficit:

Common stock ($0.0001 par value)	1,973	1,670
1,000,000,000 shares authorized, no par
19,722,927 issued and outstanding on 12/31/2019, and
16,700,000 issued and outstanding on 12/31/2018 respectively.
Accumulated other comprehensive income	(5,738)
Additional Paid-in Capital	196,686	6,730
Accumulated Deficits	(156,652)	(12,708)

Total stockholders' equity	36,269	(4,308)

Total liabilities and stockholders' equity	$ 78,628	$ 1,393

The accompanying notes are an integral part of these financial statements

F-3

	CANNABINOID BIOSCIENCES, INC.
	(A Development Stage Company)
	Statement of Operations
	For The year Ended

		December 31,		From May 6, 2014 (inception) to Dec. 31, 2019
		2019	2018
REVENUE
	Total revenue	$ 6,189	$ -	$ 6,189

EXPENSES:

	Occupancy	22,566	1,355	30,200
	Advertising	44,004	2,275	46,279
	Professional fees	26,680	-	26,680
	Payroll expenses	25,759	500	26,259
	Other operating expenses	31,124	1,580	39,162

	Total operating expenses	150,133	5,710	168,579

NET LOSS FROM OPERATIONS		(143,944)	(5,710)	(162,390)

NET LOSS		$ (143,944)	$ (5,710)	$(162,390)

Basic and diluted loss per common share		$ (0.00730)	$ (0.00034)	$(0.00823)

Weighted average number of common shares outstanding
Basic and diluted		19,722,927	16,700,000	19,722,927

	The accompanying notes are an integral part of these financial statements

F-4

CANNABINOID BIOSCIENCES, INC.
	(A Development Stage Company)
Statement of Changes in Stockholders' Deficit

				Deficit
				Accumulated
			Additional	during
	Common Stock		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Deficit

Balance as at May 6, 2014 (Inception)	-	$ -	$ -	$ -	$ -

Issuance of common stock at $0.0001 per share	12,000,000	1,200			1,200
Additional Paid-in Capital			0		0
Net Loss				(2,593)	(2,593)

Balance at December 31, 2016	12,000,000	$ 1,200	$ -	$ (2,593)	$ (1,393)

Net Loss				(4,405)	(4,405)

Balance at December 31, 2017	12,000,000	$ 1,200	$ -	$ (6,998)	$ (5,798)

Issuance of common stock at $0.0001 per share	4,700,000	470			470
Additional Paid-in Capital			6,730		6730
Net Loss				(5,710)	(5,710)

Balance at December 31, 2018	16,700,000	$ 1,670	$ 6,730	$ (12,708)	$ (4,308)
Accumulated other Comp Income				(5,738)	(5,738)
Issuance of common stock at $0.0001 per share	3,022,927	303.00			303.00
Additional Paid-in Capital			189,956		189,956
Net Loss				(143,944)	(143,944)

Balance at December 31, 2019	19,722,927	$ 1,973	$ 196,686	$ (162,390)	$ 36,269

	The accompanying notes are an integral part of these financial statements
F-5

CANNABINOID BIOSCIENCES, INC.
(A Development Stage Company)
Statement of Cash Flows
For the year Ended

	December 31,		May 6, 2014 (inception) through Dec. 31, 2019
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	(143,944)	(5,710)	(156,652)
Adjustments to reconcile net loss to net cash
provided/(used) by operating activities:
Increase (decrease) in:
Accounts Payable and other accrued liabilities	(9,420)	(800)	(7,820)
Amortization and Depreciation	2,278		2,278
Total adjustments	(7,142)	(800)	(5,542)

Net cash used by operating activities	(151,086)	(6,510)	(162,194)

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed Assets	$(19,828)	$ -	$ (19,828)
Equity Investments	(41,579)		(41,579)
Proceeds from loans payable	(5,738)		(5,738)
Net cash used by investing activities	(67,145)	-	(67,145)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loans payable	37,458	903	41,559
Proceeds from shares issued	190,259	6,800	198,659

Net cash provided by financing activities	227,717	7,703	240,218

Increase in cash	9,485	1,193	10,878

Cash - beginning of period	1,393	200	-

Cash - end of period	10,878	1,393	10,878

The accompanying notes are an integral part of these financial statements

F-6

CANNABINOID BIOSCIENCES, INC.

NOTES TO FINANCIAL STATEMENTS

For the period from May 6, 2014 (inception) to December 31, 2019

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

Cannabinoid Biosciences, Inc. was formed on May 6, 2014 under the name “CANNABINOID BIOSCIENCES, INC” a “C” corporation formed under the laws of the State of California.

Cannabinoid Biosciences, Inc. (hereinafter the “Company”) is a biopharmaceutical company whose business plan is to engage in biopharmaceutical research and development operation with aim of identifying viable drug candidates to go into clinical trials and if successful, be submitted to the FDA for approval.  The company also plans to roll-up cbd operations across the United States.  Company seeks to revolutionize and standardize the pharmaceuticals and non-pharmaceutical CBD products formulations and applications across the CBD market in the United States of America. The company intend to engage in the following areas of the legal CBD business: (1) Ownership interest in certain businesses that extract, purchase and distribute Bulk Pure CBD, Isolate, Hemp Oil, THC-free CBD Distillate and Crude CBD Oil; and (2) Partnerships with local farmers to grow 2018 “Farm Bill” compliant hemp biomass.

In 2019, the Company the company started a biopharmaceutical centric investing platform to take advantage of arbitrage opportunities in the biopharma public market.  The company founded Alpharidge to build and hold a portfolio that is focused on viable biopharmaceutical businesses, opportunities and operations with intent on commercializing novel products that address significant patient needs. The investment vehicle would invests mainly in research-based biopharmaceutical company, discovers, develops, and commercializes medicines in the areas of unmet medical needs in the United States, Europe, and internationally.  Once the investment vehicle has accumulated or built sufficient biotechnology assets under management, it would try to become vertically integrated biopharmaceutical portfolio manager with operational capacity to turnaround distressed biotech companies, such as those that failed 2nd and 3rd phase of clinical trials.  The investment vehicle would build upon a cost-conscious financial model designed to control/reduce cost, streamline operations, manage and improve the fortunes of distressed / failed biopharma businesses on lean budget. The investment vehicle makes concentrated direct investments in distressed biopharma businesses through the public market as well as through the private market channels.

As at December 31, 2019, the Company has many trading positions in the biotechnology companies that includes the following: Entest BioMedical, Inc., Accuray Incorporated, Acer Therapeutics Inc., Achieve Life Sciences, Inc., Acorda Therapeutics, Inc., Adamas Pharmaceuticals, Inc., Adamis Pharmaceuticals Corporation, AgeX Therapeutics, Inc., Akari Therapeutics, Plc, Akerna Corp., Allena Pharmaceuticals, Inc., Allogene Therapeutics, Inc., Amicus Therapeutics, Inc., Amyris, Inc., Anika Therapeutics, Inc., Anixa Biosciences, Inc., Arcturus Therapeutics Holdings Inc., Armata Pharmaceuticals, Inc., Artelo Biosciences, Inc., ASLAN Pharmaceuticals Limited, Assertio Therapeutics, Inc., aTyr Pharma, Inc., Axonics Modulation Technologies, Inc., Aytu BioScience, Inc., Biocept, Inc., BioCryst Pharmaceuticals, Inc., Can-Fite BioPharma Ltd., Capricor Therapeutics, Inc., Celldex Therapeutics, Inc., Cerus Corporation, Checkpoint Therapeutics, Inc., Chimerix, Inc., Correvio Pharma Corp., Curis, Inc., CymaBay Therapeutics, Inc., DBV Technologies S.A., Endologix, Inc., EyePoint Pharmaceuticals, Inc., Novavax, Inc., Radius Health, Inc., and Puma Biotechnology, Inc.

On October 21, 2019, the company bought control of Kid Castle Educational Corporation (“OTCPINK: KDCE,” or “KDCE“) with intention of using it as vehicle to get on the OTC market platform.  By Company acquired control of KDCE by purchasing one (1) million shares of its preferred shares (one preferred share is convertible 1,000 share of common stocks). The purchase of the preferred shares gave to Cannabinoid Biosciences, Inc, the controlling vote to control and dominate the affairs of the company.  Following the share purchase, the Company converted 70,000 of the preferred shares for 70,000,000 shares of the Company's current outstanding shares of common stock.  Board of Directors effective October 23, 2019.  Furthermore, Mr. Igwealor, Dr. Solomon SK Mbagwu, MD, and Ms. Patience C Ogbozor were also nominated as new director of the Company.

Furthermore, on November 8, 2019, Cannabinoid Biosciences, Inc., elected to convert 830,000 of the preferred shares for it purchased from Kid Castle on October 21, 2019 into 830,000,000 shares of the Company's current outstanding shares of common stock.  In December 2019, the Company spun out both the remainder of the preferred share and the common stock of KDCE to its shareholders, who in turn now control KDCE.

Basis of Presentation

The accompanying financial statements have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”) promulgated in the United States of America.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

The Company adopted the calendar year as its basis of reporting.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue and Cost Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criteria standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given, whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management’s judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts. The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

For the year ended December 31, 2019 the company recognized $6,189 as revenue.  This is income from the company’s proprietary trading activities in 2019.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Leases

In February 2016, the FASB issued ASU 2016-02, "Leases" that requires for leases longer than one year, a lessee to recognize in the statement of financial condition a right·of·use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. The accounting update also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statements of earnings, while for operating leases, such amounts should be recognized as a combined expense. In addition, this accounting update requires expanded disclosures about the nature and terms of lease agreements. The Company has reviewed the new standard and does not expect it to have a material impact to the statement of financial condition or its net capital.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the period from May 6, 2014 (inception) to December 31, 2019.

Note 3 – Stockholders’ Equity

The Company authorized 1,000,000,000 shares of capital stock with $0.0001 par value per share.

Common Stock

During the period from May 6, 2014 (inception) to December 31, 2019, the Company has 19,722,927 shares of its common stock issued and outstanding.

Note 4 – Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has generated little and insignificant revenues or profits since inception, and has sustained a net loss of $162,390 for the period from May 6, 2014 (inception) to December 31, 2019. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and its ability to obtain additional capital financing from investors. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.   The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to raise additional equity capital to the Company as necessary to fund expenditures until the Company’s planned principal operations can generate sufficient cash flows to sustain operations. No assurance can be made that these efforts will be successful and sustain the Company for a reasonable period of time.

Note 5 – Related Party Transactions

During the period from May 6, 2014 (inception) to December 31, 2019, the Company paid rent $14,298.67 to a company that is controlled by the Company’s majority stockholder.

Note 6 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2018 and December 31, 2019 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model. Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the period from May 6, 2014 (inception) to December 31, 2019.

A reconciliation of the differences between the effective and statutory income tax rates for the period ended December 31, 2019 and December 31, 2018:

	Percent	December 31, 2019	December 31, 2018

Federal statutory rates	34.00%	$(52,487.29)	$(4,320.82)
State income taxes	5.00%	(7,718.72)	(635.41)
Permanent differences	-0.50%	771.87	63.54
Valuation allowance against net deferred tax assets	-38.50%	59,434.14	4,892.69
Effective rate	0%	$-	$-

At December 31, 2019 and December 31, 2018, the significant components of the deferred tax assets are summarized below:

	December 31, 2019	December 31, 2018
Deferred income tax asset
Net operation loss carryforwards	59,434.14	4,892.69
Total deferred income tax asset	59,434.14	4,892.69
Less: valuation allowance	(59,434.14)	(4,892.69)
Total deferred income tax asset	$-	$-

The valuation allowance increased by $59,434.14 by December 31, 2019 compared to December 31, 2018 of $4,892.69, as a result of the Company generating additional net operating losses of $141,666.11.

The Company has recorded as of December 31, 2019 and December 31, 2018, a valuation allowance of  $59,434.14 and  $4,892.69 respectively, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2019 and 2018.

The Company has net operating loss carry-forwards of approximately $59,434.14. Such amounts are subject to IRS code section 382 limitations and expire in 2033.

Note 7 – Commitments and Contingencies

The Company has no real property and do not presently owned any interests in real estate. In January 2019, the Company entered into lease agreement with Poverty Solutions Inc., to lease office space at $2,400 - $550 per month.  From inception to December 31, 2019, the Company has spent a total of $16,102.26 on rent which was paid to Poverty Solutions to sublet office space for the company operations.   The Company’s executive, administrative and operating offices are located at 370 Amapola Ave, Suite 200A, Torrance, CA 90501.

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

Note 8 – Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends FASB ASC Topic 326, Financial Instruments - Credit Losses. In addition, in May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief, which updates FASB ASU 2016-13. These ASU’s require financial assets measured at amortized cost to be presented at the net amount to be collected and broadens the information, including forecasted information incorporating more timely information, that an entity must consider in developing its expected credit loss estimate for assets measured. These ASU’s are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early application is permitted for fiscal years beginning after December 15, 2018. Most of our financial assets are excluded from the requirements of this standard as they are measured at fair value or are subject to other accounting standards. In addition, certain of our other financial assets are short-term in nature and therefore are not likely to be subject to significant credit losses beyond what is already recorded under current accounting standards. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurements, which amends FASB ASC Topic 820, Fair Value Measurements. This ASU eliminates, modifies and adds various disclosure requirements for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain disclosures are required to be applied using a retrospective approach and others using a prospective approach. Early adoption is permitted. The various disclosure requirements being eliminated, modified or added are not significant to us. As a result, we currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which amends FASB ASC Subtopic 350-40, Intangibles-Goodwill and Other-Internal-Use Software. This ASU adds certain disclosure requirements related to implementation costs incurred for internal-use software and cloud computing arrangements. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this ASU should be applied either using a retrospective or prospective approach. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In January 2013, the FASB issued ASU No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities." This ASU clarifies that the scope of ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. The ASU is effective for public entities for fiscal years beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-04, "Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date." This ASU addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The guidance outlines the events when cumulative translation adjustments should be released into net income and is intended by FASB to eliminate some disparity in current accounting practice. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.  We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. We currently do not anticipate this standard to have a significant impact on our consolidated financial statements.

In June 2014, the FASB issued Accounting Standards Update (ASU)  2014-10 which eliminated the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. This ASU is effective for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. Upon adoption, entities will no longer present or disclose any information required by Topic 915. The Company has early adopted the new standard effective as of the inception date.

In August 2014, the FASB issued ASU 2014-15 on “Presentation of Financial Statements Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments in this update provide such guidance. In doing so, the amendments are intended to reduce diversity in the timing and content of footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this update are effective for public and nonpublic entities for annual periods ending after December 15, 2016. Early adoption is permitted. The Company has not elected to early adopt this pronouncement.

We have reviewed all the recently issued, but not yet effective, accounting pronouncements.  Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 9 – Subsequent Events

Pursuant to ASC 855-10, the Company has evaluated all events or transactions that occurred from January 1, 2020 to April 02, 2020.  The Company did not have any material recognizable subsequent events that required disclosure in these financial statements except for the following:

None.

SIGNATURE

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cannabinoid Biosciences, Inc.

/s/ Patience C Ogbozor
President and CEO.

April 30, 2020